================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                PIONEER-STANDARD
                               ELECTRONICS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                            [PIONEER-STANDARD LOGO]
                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                                 June 23, 1997

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Pioneer-Standard Electronics, Inc., which will be held at 11:00 a.m. on Tuesday, July 29, 1997, at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio. A map to the Cleveland South Hilton Inn is included on the inside back cover of the Proxy Statement. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, in addition to electing three Class C Directors, your Board is asking shareholders to fix the number of Class B Directors at three and to approve an amendment to the Company's Amended Articles of Incorporation to authorize a new class of serial preferred shares. These proposals are fully set forth in the accompanying Proxy Statement for your information.

     For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" each of the proposals.

     It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, please sign, date and mail the enclosed Proxy in the envelope provided, at your earliest convenience.

     Thank you for your cooperation and continued support.

                              /s/ James L. Bayman

                                James L. Bayman
                           Chairman of the Board and
                            Chief Executive Officer

                            [PIONEER-STANDARD LOGO]
                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of the Shareholders (the "Annual Meeting") of Pioneer-Standard Electronics, Inc. (the "Company") will be held at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio, on Tuesday, July 29, 1997, at 11:00 a.m., Eastern Daylight Time, for the following purposes:

          1. To fix the number of Class B Directors at three (3);

          2. To elect three (3) Class C members of the Board of Directors of the Company to hold office for a term of three (3) years and until their respective successors are elected;

          3. To amend the Company's Amended Articles of Incorporation to authorize a new class of serial preferred shares; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on June 9, 1997 are entitled to notice of the Annual Meeting and to vote thereat.

                                          By Order of the Board of Directors.

                                          William A. Papenbrock
                                          Secretary

June 23, 1997

     PLEASE SIGN AND MAIL YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                            [PIONEER-STANDARD LOGO]
                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                               ------------------

                    MAILED TO SHAREHOLDERS ON JUNE 23, 1997

                                PROXY STATEMENT

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 29, 1997

     The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Pioneer-Standard Electronics, Inc. (the "Company") and is to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 29, 1997, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. Without affecting any vote previously taken, a shareholder may revoke his Proxy by giving notice to the Company in writing at any time before its exercise or in open meeting. Unless so revoked, shares represented by a valid Proxy (in the form enclosed and properly signed) received in time for the voting will be voted in accordance with the directions contained therein.

     The holders of Common Shares of the Company (the only class of shares outstanding) will be entitled to vote at the Annual Meeting. At the close of business on June 9, 1997, the date fixed for the determination of persons entitled to vote, there were 31,056,782 Common Shares outstanding and entitled to vote at the Annual Meeting, each share being entitled to one vote. Under Ohio law and the Company's Amended Code of Regulations, if a quorum is present at the Annual Meeting, the three (3) nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the Common Shares present in person or represented by proxy and entitled to vote will be elected Directors ("Proposal 2"). The vote of a majority of shareholders present in person or represented by proxy and entitled to vote is required by the Company's Amended Code of Regulations to approve the proposal to fix the number of Class B Directors at three (3) ("Proposal 1"). However, the proposal to amend the Company's Amended Articles of Incorporation to authorize a new class of serial preferred shares ("Proposal 3") must be approved by the affirmative vote of the holders of record of at least two-thirds of the outstanding Common Shares. Votes that are withheld with respect to the election of Directors will not be counted in determining the outcome of the election. An abstention from voting any share with respect to Proposals 1 and 3 will have the practical effect of a vote against such proposals. A broker non-vote with respect to any share will not affect the approval of Proposal 1 or the outcome of Proposal 2, since the share is not considered present for voting purposes; however, a broker non-vote with respect to any share will have the practical effect of a vote against Proposal 3, since the approval of such proposal is determined on the basis of outstanding shares, rather than shares present.

     If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the Annual Meeting that he desires the voting for the election of Directors to be cumulative, an announcement of the giving of such notice shall be made upon the convening of the meeting by the Chairman or Secretary or may be made by or on behalf of the shareholder giving such notice. Cumulative voting permits each shareholder to cumulate his voting power at such election by giving one nominee as many votes as equals the product of the number of Directors to be elected multiplied by the number of his votes, or by distributing his votes on the same principle among two or more nominees, as the shareholder sees fit.

                      FIX THE NUMBER OF CLASS B DIRECTORS

     The Company's Amended Code of Regulations currently provides that the Board of Directors shall be divided into Class A, Class B and Class C, which shall have three, four and three members, respectively. At the 1996 Annual Meeting, three Class B members were elected to the Board of Directors, leaving one seat in Class B vacant. The Board of Directors has determined that it would be in the best interests of the Company to fix the number of Directors in Class B at three
(3) in order to eliminate the vacancy that currently exists in that class. The Company's Amended Code of Regulation provides that the number of Directors in a class may be changed by a majority vote of the shareholders in attendance at the meeting in person or by proxy. The Board of Directors has therefore approved a proposal for consideration by the shareholders at the Annual Meeting to fix the number of Class B Directors at three (3), which will have the effect of eliminating the vacancy in that class.

RECOMMENDATION; REQUIRED VOTE

     The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying proxy or their substitutes will vote such proxy for this proposal unless it is marked to the contrary. A favorable vote of shares representing a majority of the Common Shares represented at the meeting is required to approve the proposal to fix the number of Class B Directors at three
(3).

                             ELECTION OF DIRECTORS

     At this Annual Meeting, three Class C Directors are to be elected for a three-year term ending at the Annual Meeting in 2000. The Board of Directors nominees for election are Charles F. Christ, Arthur Rhein and Thomas C. Sullivan. Mr. Rhein and Mr. Sullivan currently serve as Directors of the Company. Mr. Christ has been nominated by the Board of Directors to fill the Class C seat currently occupied by Mr. Preston B. Heller.

     The proxyholders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof for the election as Directors of the three nominees named above unless the shareholder instructs by marking the appropriate space on the Proxy that authority to vote is withheld. If cumulative voting is in effect, the proxyholders shall have full discretion and authority to vote for any one or more of such nominees. In the event of cumulative voting, the proxyholders can vote the shares represented by each Proxy so as to maximize the number of Board of Directors' nominees elected to the Board. Each of the nominees has indicated his willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named above and any such substitute nominee for any of them.

     The following table sets forth, with respect to each of the nominees for election and the other Directors whose terms will continue after the Annual Meeting, his principal occupation; the period during which he has served as a Director of the Company; his age; and the expiration date of his term or the term for which he is a nominee.

                             NOMINEES FOR ELECTION

                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                  FOR PAST FIVE YEARS AND OTHER          DIRECTOR                    PROPOSED
                                 DIRECTORSHIPS OF PUBLICLY-HELD         CONTINUOUSLY                   TERM
            NAME                          CORPORATIONS                    SINCE           AGE       EXPIRATION
---------------------------- ---------------------------------------    ----------     ---------    -----------
CLASS C DIRECTORS
Charles F. Christ........... Vice President and General Manager of          N/A           58           2000
                             Components Division, Digital Equipment
                             Corporation (Computer and Office Equip-
                             ment) since July 1994 (to retire July
                             1, 1997); prior thereto, Vice
                             President, Storage Business Unit,
                             Digital Equipment Corporation;
                             Director, Maxtor Corporation

Arthur Rhein................ President and Chief Operating Officer         1990           51           2000
                             of the Company since April 1997; prior
                             thereto, Senior Vice President of the
                             Company from April 1993 until April
                             1997 and Vice President -- Marketing
                             from 1986 to April 1993

Thomas C. Sullivan(1)(3).... Chairman of the Board and Chief               1984           59           2000
                             Executive Officer, RPM, Inc. (Specialty
                             Coatings and Membranes); Director,
                             National City Bank (a subsidiary of
                             National City Corporation) and Huffy
                             Corporation

                         DIRECTORS CONTINUING IN OFFICE

                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                  FOR PAST FIVE YEARS AND OTHER          DIRECTOR                    PROPOSED
                                 DIRECTORSHIPS OF PUBLICLY-HELD         CONTINUOUSLY                   TERM
            NAME                          CORPORATIONS                    SINCE           AGE       EXPIRATION
---------------------------- ---------------------------------------    ----------     ---------    -----------
CLASS A DIRECTORS
Frederick A. Downey(1)...... President, F.A. Downey Associates, Inc.       1983           69           1998
                             (Venture Capital/Consulting); prior
                             thereto, Executive Vice
                             President -- Finance and Administration
                             and Director, Parker Hannifin
                             Corporation (Motion Control Systems and
                             Components) until retirement on Janu-
                             ary 1, 1988

Victor Gelb(1)(2)(3)........ President, Victor Gelb, Inc.                  1971           70           1998
                             (Industrial Fibers); Director,
                             Specialty Chemical Resources, Inc.

Edwin Z. Singer(1)(2)(3).... Chairman of the Board, Sandusco, Inc.         1974           66           1998
                             (Wholesale Merchandising, Real Estate);
                             Director, Star Bank, N.A., Cleveland

                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                  FOR PAST FIVE YEARS AND OTHER          DIRECTOR                    PROPOSED
                                 DIRECTORSHIPS OF PUBLICLY-HELD         CONTINUOUSLY                   TERM
            NAME                          CORPORATIONS                    SINCE           AGE       EXPIRATION
---------------------------- ---------------------------------------    ----------     ---------    -----------
CLASS B DIRECTORS

James L. Bayman(1).......... Chief Executive Officer of the Company        1984           60           1999
                             since April 1995 and Chairman of the
                             Board of the Company since April 1996;
                             President of the Company from 1984
                             until May 1997

Gordon E. Heffern(3)........ Retired Chairman of the Board and Chief       1989           73           1999
                             Executive Officer, Society Corporation
                             and Society National Bank since 1987
                             and 1985, respectively (Banking);
                             Director, A. Shulman Inc.

Karl E. Ware(2)............. Chairman and Chief Executive Officer,         1988           70           1999
                             Ware Industries, Inc. (Metal Wire Forms
                             and Steel Components); Director, LESCO,
                             Inc.

---------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND COMPENSATION OF DIRECTORS

     The Board of Directors has an Executive Committee, an Audit Committee, and a Compensation Committee. The Executive Committee, which held no meetings during the last fiscal year, exercises the power and authority of the Board of Directors in the interim period between Board meetings. The Audit Committee, which held three meetings during the last fiscal year, reviews with the Company's independent auditors the proposed scope of the Company's annual audits and audit results, reviews the adequacy of internal financial controls, reviews internal audit functions, provides recommendations as to the engagement of independent auditors, and reviews any problems identified by either the internal or external audit functions. The Compensation Committee, which held three meetings during the last fiscal year, reviews and makes recommendations concerning executive officers' compensation and employment agreements and the Company's stock option plans. The Compensation Committee also reviews and makes recommendations concerning outside Director compensation. The Board of Directors serves as the Company's nominating committee.

     The Board of Directors held five meetings during the fiscal year ended March 31, 1997. During that fiscal year, no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served, during the periods that he served.

     During the fiscal year ended March 31, 1997, Directors who are not also employees of the Company received an annual fee of $15,000 and $1,000 for each Board or Committee meeting attended. In addition, such Directors are to receive $200 for each Board or Committee telephone conference in which he participates. In the event that more than one Board or Committee meeting is held on one day, the Directors involved receive $500 for the second meeting attended. As Chairman of the Audit Committee, Mr. Singer received an annual fee of $2,000 in addition to any fees he received as a Committee member, and, as Chairman of the Compensation Committee, Mr. Gelb received an annual fee of $2,000 in addition to any fees he received as a Committee member. Mr. Heller waived payment of fees for his services as a Director during the fiscal year ended March 31, 1997.

     The Company also provides a Deferred Compensation Plan for its outside Directors. The Plan provides that the Director may elect, no later than 15 days prior to the start of a fiscal year, to defer all or a part of their compensation for the following year, which deferral will continue until the election is revoked. Deferred compensation is credited to a Director's account, at the Director's option, as a cash allotment or stock allotment. Amounts deferred as a cash allotment bear interest at the National City Bank prime interest rate. Amounts deferred as a stock allotment are credited to the Director's account as the stock equivalent of the number of Company Common Shares that could be purchased with the dollar amount of the allotment at the last sales price of the Company's Common Shares on the last trading day of the applicable quarter. Distributions of the final account balance in a Director's account are payable in cash in five equal annual installments commencing six months after the date on which the person ceases to be a Director or the date on which the Director elects to terminate participation in the Plan. The Plan also provides for various payment terms to beneficiaries in the event of the Director's death.

                                SHARE OWNERSHIP

     The following table sets forth the number of Common Shares of the Company beneficially owned by each Director nominee and Director; the Chief Executive Officer and each of the four most highly compensated Executive Officers of the Company during fiscal 1997; all Directors and Executive Officers as a group; persons known to the Company to own beneficially in excess of five percent of the Common Shares; and the percent of the class so owned as of June 9, 1997, unless otherwise indicated.

                                                                       NUMBER OF
                                                                     COMMON SHARES
                                                                     BENEFICIALLY      PERCENT OF
                               NAME                                    OWNED(1)          CLASS
-------------------------------------------------------------------  -------------     ----------
DIRECTOR NOMINEES AND DIRECTORS (EXCLUDING EXECUTIVE OFFICERS) (2)
Charles F. Christ..................................................           --            --
Frederick A. Downey................................................        7,000(3)          *
Victor Gelb........................................................       31,752(3)         .1%
Gordon E. Heffern..................................................       12,397(3)          *
Preston B. Heller..................................................    1,063,647(4)        3.4%
Edwin Z. Singer....................................................       86,079(3)(5)      .3%
Thomas C. Sullivan.................................................        7,875(3)          *
Karl E. Ware.......................................................        5,850(3)          *
EXECUTIVE OFFICERS (2)
James L. Bayman....................................................      579,895(6)        1.9%
Robert E. Danielson................................................           --            --
John V. Goodger....................................................       48,902(7)         .2%
Janice M. Margheret................................................      184,974(8)         .6%
Arthur Rhein.......................................................      198,862(9)         .6%
All Directors and Executive Officers as a group (13 persons).......    2,045,946(10)       6.5%
OTHER PERSONS
Legg Mason, Inc....................................................    1,519,427(11)      5.51%
  111 South Calvert Street
  Baltimore, Maryland 21202
Neuberger & Berman, LLC............................................    1,589,700(12)      5.77%
  605 Third Avenue
  New York, New York 10158-3698
The Prudential Insurance Company of America........................    2,043,650(13)      7.41%
  751 Broad Street
  Newark, New Jersey 07102-3777

---------------

* Shares owned are less than one-tenth of one percent of class.

 (1) Except where otherwise indicated, beneficial ownership of the Common Shares held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with the spouses of such persons.

 (2) The address of each Director nominee, Director and Executive Officer is 4800 East 131st Street, Cleveland, Ohio 44105.

 (3) Includes 4,500 Common Shares which the Director has the right to acquire within 60 days of June 9, 1997 through the exercise of stock options granted to the Director under the 1995 Stock Option Plan for Outside Directors.

 (4) Includes 5,586 Common Shares held in a trust for which Mr. Heller serves as co-trustee and shares voting and dispositive power, 9,000 Common Shares held in a trust for which Mr. Heller serves as trust advisor and has sole voting and dispositive power, and 3,000 Common Shares which Mr. Heller has the right to acquire within 60 days of June 9, 1997 through the exercise of stock options granted to him under the 1995 Stock Option Plan for Outside Directors.

 (5) Includes 67,500 Common Shares beneficially owned by a corporation controlled by Mr. Singer.

 (6) Includes 2,500 Common Shares which Mr. Bayman has the right to acquire within 60 days of June 9, 1997, through the exercise of stock options granted to him under the 1991 Stock Option Plan.

 (7) Includes 47,390 Common Shares which Mr. Goodger has the right to acquire within 60 days of June 9, 1997, through the exercise of stock options granted to him under the 1982 Incentive Stock Option Plan and 1991 Stock Option Plan.

 (8) Includes 108,700 Common Shares which Ms. Margheret has the right to acquire within 60 days of June 9, 1997, through the exercise of stock options granted to her under the 1982 Incentive Stock Option Plan and 1991 Stock Option Plan.

 (9) Includes 176,200 Common Shares which Mr. Rhein has the right to acquire within 60 days of June 9, 1997, through the exercise of stock options granted to him under the 1982 Incentive Stock Option Plan and the 1991 Stock Option Plan.

(10) The number of Common Shares shown as beneficially owned by the Company's Directors and Executive Officers as a group includes 256,090 Common Shares which such persons have the right to acquire within 60 days of June 9, 1997 through the exercise of stock options granted to them under the 1982 Incentive Stock Option Plan, the 1991 Stock Option Plan and the 1995 Stock Option Plan for Outside Directors.

(11) As reported on a Schedule 13G report dated February 11, 1997. Common Shares are beneficially owned by subsidiaries of the reporting person as follows:
     1,467,043, or 5.32%, by Barlett & Co.; and 52,384, or .19%, by Legg Mason
     Managed Investment Portfolio accounts. Such subsidiaries have sole voting power with respect to 303,600 Common Shares.

(12) As reported on a Schedule 13G reported dated February 10, 1997. The reporting person has sole voting power with respect to 875,600 Common Shares, shared voting power with respect to 326,800 Common Shares and shared dispositive power with respect to all of the Common Shares.

(13) As reported on a Schedule 13G report dated January 30, 1997. The reporting person has shared voting power with respect to 737,050 Common Shares and shared dispositive power with respect to 747,350 Common Shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended March 31, 1997, 1996 and 1995, of all those persons who were during the 1997 fiscal year, (i) the Chief Executive Officer and (ii) the other four most highly compensated Executive Officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                   ANNUAL                           COMPENSATION
                                                COMPENSATION                           AWARDS
                             --------------------------------------------------     ------------
                                                                     OTHER           SECURITIES
        NAME AND                                                    ANNUAL           UNDERLYING         ALL OTHER
   PRINCIPAL POSITION        YEAR      SALARY       BONUS       COMPENSATION(1)       OPTIONS        COMPENSATION(2)
-------------------------    ----     --------     --------     ---------------     ------------     ---------------
James L. Bayman..........    1997     $300,000     $336,910            --                  --            $41,365
  Chairman of the            1996      250,000      386,739            --               5,000             42,662
  Board and Chief            1995      250,000      485,559            --                  --             45,296
  Executive Officer

Arthur Rhein.............    1997      230,000      273,740            --                  --             10,742
  President and Chief        1996      200,000      314,225            --               5,000             10,165
  Operating Officer(3)       1995      200,000      394,517            --              21,600             12,124

Robert E. Danielson(4)...    1997      179,099       43,542            --                  --              3,490
  Senior Vice President      1996          N/A          N/A           N/A                 N/A                N/A
                             1995          N/A          N/A           N/A                 N/A                N/A


John V. Goodger..........    1997      150,000       63,171            --                  --             11,733
  Vice President,            1996      130,000       72,513            --               5,000              7,392
  Treasurer and              1995      130,000       91,042            --              13,500              9,320
  Assistant Secretary

Janice M. Margheret(5)...    1997      105,331(6)    58,155            --                  --              5,424
  Senior Vice President      1996      185,000      241,712            --               5,000              9,224
                             1995      185,000      303,475            --              21,600             12,495


---------------

(1) Unless otherwise indicated, no Executive Officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his or her aggregate salary and bonus.

(2) Consists of (i) contributions by the Company on behalf of the Executive Officers to the Pioneer-Standard Electronics, Inc. Employees' Profit Sharing Retirement Plan, which during fiscal 1997 were as follows: James L. Bayman $6,241; Arthur Rhein $5,738; John V. Goodger $6,241; and Janice M. Margheret $5,291 and (ii) premiums paid for split dollar life insurance by the Company, which during fiscal 1997 were as follows: James L. Bayman $35,124; Arthur Rhein $5,004; Robert E. Danielson $3,490; John V. Goodger, $5,492; and Janice M. Margheret $133.

(3) Mr. Rhein was a Senior Vice President during the 1997 fiscal year, and he was elected President and Chief Operating Officer on April 29, 1997.

(4) Mr. Danielson commenced his employment with the Company on June 10, 1996 and thus was employed for a period of approximately 10 months during the 1997 fiscal year.

(5) Effective as of August 16, 1996, Ms. Margheret resigned as Senior Vice President of the Company. See "Compensation Committee Report on Executive Compensation."

(6) Includes $34,667 paid to Ms. Margheret for her services as a Special Executive Advisor to the Company following her resignation as Senior Vice President. See "Compensation Committee Report on Executive Compensation."

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                            SHARES                         FISCAL YEAR-END              AT FISCAL YEAR-END(1)
                          ACQUIRED ON     VALUE      ----------------------------    ----------------------------
          NAME             EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------  -----------    --------    -----------    -------------    -----------    -------------
James L. Bayman.........         --            --        2,500           2,500       $        --      $      --
Arthur Rhein............      6,000        65,442      162,437         114,100         1,453,458        628,117
Robert E. Danielson.....         --            --           --              --                --             --
John V. Goodger.........         --            --       39,065          24,998           225,995        116,885
Janice M. Margheret.....     37,937       390,258       92,500         114,100           757,488        628,117

---------------

(1) Based on the difference between the exercise price of such options and the closing price of a share of the Company's Common Shares on the Nasdaq National Market on March 31, 1997 ($12.75).

EMPLOYMENT AGREEMENTS

     The Company entered into Employment Agreements with James L. Bayman, Arthur Rhein and John V. Goodger, effective April 1, 1996. The Employment Agreements provide for a one-year period and thereafter renew automatically for an additional one-year period on the next anniversary of the effective date subject to (i) termination by the Company effective as of any anniversary of the effective date, (ii) death or disability, (iii) termination by the Company, for cause (as defined) or without cause at any time, and (iv) the officer's voluntary termination. The Employment Agreements also provide for an annual base salary of $300,000 for Mr. Bayman, $230,000 for Mr. Rhein, and $150,000 for Mr. Goodger. The Employment Agreements for Messrs. Bayman, Rhein and Goodger provide for annual cash incentive bonuses, in accordance with a formula based upon the product of the sum of the Company's actual operating income (as defined) multiplied by a ratio of the Company's actual return on capital (as defined), compared with a pre-determined standard. Messrs. Bayman, Rhein and Goodger will receive annual cash incentive bonuses in an amount equal to 8/10 of 1%, 65/100 of 1% and 15/100 of 1%, respectively, of the Company's adjusted income as computed in accordance with such formula.

     Upon termination of Messrs. Bayman, Rhein and Goodger's employment by the Company without cause, and subject to compliance by Messrs. Bayman, Rhein and Goodger with certain provisions relating to competition, confidential information and noninterference, each officer will be entitled to receive his base salary for the month in which termination occurs. Messrs. Bayman, Rhein and Goodger also will be entitled to receive an amount per month (the "Payment Amount") consisting of 1/24 of the total of an amount equal to his previous 24 months of base salary and the incentive cash bonuses for the two previously completed fiscal years. Mr. Bayman would be entitled to the Payment Amount for a period of 24 months, Mr. Rhein would be entitled to the Payment Amount for 12 months, and Mr. Goodger would be entitled to the Payment Amount for six months. In addition to such monthly payments, Messrs. Bayman, Rhein and Goodger also will be entitled to receive his vested bonus payable in accordance with certain provisions of the Employment Agreements.

     In the event of termination in connection with a change in control, Messrs. Bayman, Rhein and Goodger have the right to terminate their employment with the Company and are entitled to receive an amount equal to one month of their then base salary, an amount equal to his previous 24 months of base salary, and an amount equal to his bonus for the two previously completed fiscal years, if any, payable in one payment immediately upon such termination. Messrs. Bayman, Rhein and Goodger also will be entitled to receive vested bonus amounts payable in accordance with certain provisions of the Employment Agreements. For two years following such termination, Messrs. Bayman, Rhein and Goodger will also be entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company. The Employment Agreements also provide for the payment by the Company of legal fees incurred by the officers in the event that, following a change in control, such officers may be caused to institute or defend legal proceedings to enforce their rights under the Employment Agreements. A "change in control" is defined as (i) the acquisition by any person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (ii) during any period of 12 consecutive months, individuals who were Directors of the Company at the beginning of the period, and for whom such officers voted as a shareholder, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

     Termination for disability will result in payment of Messrs. Bayman, Rhein and Goodger's then base salary and their respective bonus for a maximum period of six months in the case of Mr. Bayman, or three months in the case of Mr. Rhein and Mr. Goodger, following which they will receive disability benefits under the Company's long term disability program. Messrs. Bayman, Goodger and Rhein would also receive his bonus amounts payable in accordance with certain provisions of the Employment Agreements. Upon the voluntary termination or termination for cause (as defined) of any officer, no further remuneration payments will be due him.

CERTAIN TRANSACTIONS

     On February 28, 1996, the Company and Preston B. Heller, Jr., the former Chief Executive Officer and Chairman of the Board of the Company, entered into a Retirement Agreement. Mr. Heller retired as Chief Executive Officer as of April 3, 1995 and as Chairman of the Board and as a member of the Executive Committee of the Board of Directors as of March 31, 1996. Under the Agreement, Mr. Heller will receive a payment totalling $1,200,000 to be paid in 24 monthly installments from April 30, 1996 through March 31, 1998, together with certain other benefits.

     Ms. Janice M. Margheret resigned as Senior Vice President effective August 16, 1996 pursuant to an Agreement between Ms. Margheret and the Company, the terms of which are described under "Compensation Committee Report on Executive Compensation."

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Company's Compensation Committee comprises four (4) outside Directors of the Company. The Compensation Committee is responsible for reviewing and implementing the Company's existing and proposed executive and director compensation and employment arrangements and plans and to administer the 1982 Incentive Stock Option Plan, as amended, the 1991 Stock Option Plan, as amended, and the 1995 Stock Option Plan for Outside Directors, as amended.

     Set forth below is a report submitted by Messrs. Gelb, Heffern, Singer, and Sullivan in their capacity as members of the Compensation Committee addressing the Company's compensation objectives and philosophies, together with a discussion of the factors considered in determining the compensation for the Company's 1997 fiscal year of Mr. James L. Bayman, the Chief Executive Officer of the Company, and Messrs. Robert E. Danielson, Arthur Rhein and John V. Goodger and Ms. Janice M. Margheret (collectively, with Mr. Bayman, the "Named Executives"). The report also addresses the Committee's review of and, effective April 1, 1997, adjustments to compensation paid by the Company to Directors who are not also employees of the Company.

OBJECTIVES AND PHILOSOPHY

     The Company's compensation programs are intended to provide its executives with a mix of salary, incentive compensation and benefits arrangements that:

     - are at levels that will attract and retain qualified executives;

     - are closely linked to the accomplishments of the Company and each executive's individual performance; and

     - encourage stock ownership by aligning executive compensation with shareholder value.

     The compensation of executives is intended to assist the Company in obtaining the objectives set forth above. The Company seeks to provide its executives with compensation that is both comparable to similarly situated companies, specifically, Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Inc., Jaco Electronics, Inc., Kent Electronics Corporation, Marshall Industries, Milgray Electronics, Inc., Sterling Electronics Corporation, and Wyle Electronics, and commensurate with the performance, experience, and responsibilities of each executive. Cash incentive compensation is awarded to certain executives pursuant to a formula linked to the Company's financial performance. Long-term incentive opportunities in the form of stock options are granted to executives to provide them with an opportunity to acquire or to increase their proprietary interest in the Company, thereby providing them with an incentive to promote the long-term interests of the Company's shareholders. In addition, the general business outlook of the Company and the electronics distribution industry in general is considered when determining the compensation of the Company's executives.

     The Company's compensation arrangements and plans are currently structured in such a manner that it is unlikely (other than in the case of a "change in control") that the compensation which may be paid to any Named Executive in fiscal 1998 will exceed $1 million. The Compensation Committee believes that it is in the best interests of shareholders to retain as much flexibility as possible, presently and in the future, with respect to the Company's compensation arrangements and plans. However, the Compensation Committee recognizes that Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that no tax deduction is allowed for remuneration paid by the Company to any Named Executive to the extent the remuneration paid exceeds $1 million. In the future, if the Compensation Committee determines that the compensation which may be paid to any Named Executive in any year could exceed $1 million, the Compensation Committee may reexamine its policy.

FISCAL 1997 COMPENSATION DECISIONS

     Salaries. On April 23, 1996, Mr. Bayman, the Company's Chief Executive Officer, recommended to the Compensation Committee that the salaries of Messrs. Bayman, Rhein and Goodger and Ms. Margheret be increased by $50,000, $30,000, $20,000 and $27,750, respectively, effective April 1, 1996. In determining whether to make any salary adjustments for fiscal 1997, consideration was given to the payment of anticipated cash incentive compensation, the performance and responsibilities of each executive, the fact that there had been no base salary increases for the prior three (3) fiscal years, and the levels of compensation of similarly situated companies, specifically, Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Inc., Jaco Electronics, Inc., Kent Electronics Corporation, Marshall Industries, Milgray Electronics, Inc., Sterling Electronics Corporation and Wyle Electronics. The Compensation Committee strives to provide the Company's executives with salaries competitive with similarly situated companies. The Compensation Committee's decisions with respect to fiscal year 1997 salaries primarily were based on Mr. Bayman's recommendations, which were accepted.

     Annual Incentive Compensation. Annual cash incentive compensation was awarded to the Named Executives in the form of cash paid pursuant to a formula contained in their employment agreements. Cash incentives for the fiscal year ending March 31, 1997, were paid to Mr. Bayman, Mr. Rhein and Mr. Goodger in an amount equal to 8/10 of 1%, 65/100 of 1%, and 15/100 of 1%, respectively, of the Company's adjusted 1997 fiscal year income as computed in accordance with the formula contained in the Named Executives' employment agreements. Based upon the results of operations for the Company's March 31, 1997 fiscal year, Mr. Bayman received a cash incentive award of $336,910, Mr. Rhein received a cash incentive award of $273,740, and Mr. Goodger received a cash incentive award of $63,171.

     Stock Options. On February 27, 1996, Mr. Bayman recommended to the Compensation Committee that options to acquire Common Shares be granted to the Named Executives and other key management employees totaling 229,000 shares, including 5,000 shares to each of Messrs. Bayman, Rhein and Goodger and to Ms. Margheret. On March 29, 1996, the Compensation Committee accepted the recommendations of Mr. Bayman and granted the stock options as of that date. In making its decision, the Compensation Committee reviewed the proprietary interest in the Company held by Messrs. Bayman, Rhein and Goodger and Ms. Margheret, the desirability of increasing such proprietary interest, and the performance of Messrs. Bayman, Rhein and Goodger and Ms. Margheret. The Compensation Committee's decision with respect to the grant of stock options primarily was based on Mr. Bayman's recommendations, and the balance of the Committee's decision was based on the other factors discussed above.

     Other. Mr. Danielson joined the Company on June 20, 1996 as Senior Vice President and Chief Information Officer. For his services in that capacity during fiscal 1997 Mr. Danielson received a negotiated salary and bonus of $179,099 and $43,542, respectively.

     Effective August 16, 1996, the Company and Ms. Margheret entered into an Agreement pursuant to which Ms. Margheret resigned as Senior Vice President of the Company and was engaged as Special Executive Advisor to the Company for a term ending on July 31, 2001. The Agreement, which was negotiated and approved by the Compensation Committee, provides for the payment of Ms. Margheret's salary for her services as Senior Vice President through July 1996 and her formula cash incentive compensation at the rate of 5/10 of 1% for the first quarter (June 30) of fiscal 1997. Additionally, as compensation for her services as Special Executive Advisor and in settlement of Ms. Margheret's personal injury claims against the Company, including any claim arising out of her employment as Special Executive Advisor, Ms. Margheret is entitled under the Agreement to receive a payment of $260,000 payable in 60 monthly installments, a lump sum payment of $1,000,000, and a lump sum payment of $40,000. The Agreement also provides for Ms. Margheret to participate in certain benefit plans of the Company. The Agreement contains certain prohibitions on Ms. Margheret's competition with the Company or interference with the Company's relationships with its key employees and customers during the period of her continued employment with the Company. Should the Company determine to terminate Ms. Margheret's employment as Special Executive Advisor, the Agreement provides that any payments for her services as Special Executive Advisor not yet paid to Ms. Margheret will become payable in a lump sum on the date of termination.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Bayman, the Chairman of the Board, Chief Executive Officer and President during fiscal 1997, received an increase in salary from $250,000 to $300,000, as described above. Mr. Bayman also received the $336,910 cash incentive payment for fiscal year 1997 as described above.

ADDITIONAL MATTERS

     On April 3, 1997, the Compensation Committee authorized the grant of options to purchase a total of 259,300 Common Shares under the 1991 Stock Option Plan to the Named Executives and other non-officer key employees at an option price of $12.375, which was the closing price per Common Share on that date. Messrs. Bayman, Rhein, Danielson, and Goodger were each granted options to acquire 25,000, 20,000, 15,000 and 5,000 Common Shares, respectively. At the April 3 meeting, the Compensation Committee also reviewed and ratified the $220,000 annual base salary being paid to Mr. Danielson. At the recommendation of Mr. Bayman, no base salary increases for other Executive Officers were authorized at that time. However, on April 29, 1997, Mr. Rhein was elected President and Chief Operating Officer of the Company, and on that date the Compensation Committee approved an increase in his base salary to $275,000 from $230,000 per annum effective May 1, 1997. On April 29 the Compensation Committee also authorized an employment agreement for Mr. Danielson with an incentive compensation formula of 2/10 of 1% of the Company's adjusted fiscal year income. At this same meeting, the Compensation Committee approved special one-time bonuses of $55,000, $45,000 and $10,000 to Messrs. Bayman, Rhein and Goodger, respectively. Finally, effective April 1, 1997, the Compensation Committee approved an increase in the annual fee paid to outside Directors from $15,000 to $20,000, and the annual fee paid to the Chairmen of the Audit and Compensation Committees was increased from $2,000 to $4,000.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                             Victor Gelb (Chairman)
                               Gordon E. Heffern
                                Edwin Z. Singer
                               Thomas C. Sullivan

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following chart compares the value of $100 invested in the Company's Common Shares with a similar investment in the S&P 500 Stock Index ("S&P 500") and the companies listed in the SIC Code 5065 -- Electronic Parts and Equipment N.E.C. Index ("Peer Group") for the period March 31, 1992 through March 31, 1997.
[GRAPH]

      MEASUREMENT PERIOD           PIONEER-
    (FISCAL YEAR COVERED)          STANDARD      S&P 500 INDEX    PEER GROUP
1992                                       100             100             100
1993                                       229             115             142
1994                                       309             117             170
1995                                       374             135             191
1996                                       476             179             239
1997                                       398             214             253

                 AMENDMENT TO AMENDED ARTICLES OF INCORPORATION

     Article Fourth of the Company's Amended Articles of Incorporation authorizes at present the issuance of 80,000,000 Common Shares. For the reasons set forth below, the Board of Directors believes it advisable that Article Fourth of the Company's Amended Articles of Incorporation be amended to authorize a new class of 5,000,000 serial preferred shares, without par value (the "Preferred Shares"). The text of the proposed amendment is set forth in Appendix A to the Proxy Statement.

     The proposed amendment authorizes the Board of Directors, without further action or authorization by the stockholders (unless required in the specific circumstances by applicable law or regulations or stock exchange rules), to authorize the issuance of Preferred Shares from time to time in one or more series and to determine all relevant terms of each such series at the time of issuance, including but not limited to the following: (a) the number of shares constituting such series; (b) the dividend rights, if any; (c) whether, and upon what terms, the shares of such series would be redeemable; (d) whether, and upon what terms, the shares of such series would be convertible into, or exchangeable for, other securities; (e) whether a sinking fund would be provided for the redemption of the shares of such series and, if so, the terms thereof; and (f) other preferences, powers, qualifications, special or relative rights and privileges and limitations or restrictions of such preferences or rights, if any. The proposed amendment provides that holders of Preferred Shares are entitled to one vote per Preferred Share upon all matters presented the shareholders and vote together with the holders of Common Shares as one class on all matters, except as otherwise provided by the Amended Articles of Incorporation or required by law.

     Most of the Company's competitors have the ability to issue preferred shares without further shareholder approval. The Board of Directors believes that amending the Articles of Incorporation to permit the Board to issue a class of Preferred Shares will provide flexibility for future financing needs, although the Board is not currently considering the issuance of Preferred Shares for such financing purposes and has no present intention to issue any series of Preferred Shares.

     The Company also could issue Preferred Shares for other corporate purposes, such as to make acquisitions or structure mergers, although no issuances for such purposes are contemplated at present. If the amendment to the Articles of Incorporation is approved, the Board will be able specify the precise characteristics of the series of Preferred Shares to be issued, depending on current market conditions and the nature of specific transactions.

     Even though the voting rights of any Preferred Shares that are issued will be limited to one vote per share as described above, the issuance of Preferred Shares could be used to discourage attempts to acquire control of the Company which the Board of Directors oppose. The Board of Directors represents that it will not issue, without prior shareholder approval, any series of Preferred Shares (i) for any defensive or antitakeover purpose, (ii) to implement any shareholder rights plan, or (iii) with features intended to make any attempted acquisition of the Company more difficult or costly. No Preferred Shares will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue. Therefore, the Board believes that, as structured, the authorization of Preferred Shares is in the best interests of shareholders of the Company since it could not disproportionately affect the voting power of existing shareholders, is consistent with sound corporate governance principles, and enhances the ability of the Company to take advantage of financing alternatives and possible acquisition transactions.

RECOMMENDATION; REQUIRED VOTE

     The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying proxy or their substitutes will vote such proxy for this proposal unless it is marked to the contrary. A favorable vote of two-thirds of the outstanding Common Shares on the June 9 record date is required for the adoption of the proposed amendment.

                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending March 31, 1998, and to perform such other accounting services as may be appropriate. Ernst & Young LLP and its predecessors have audited the accounts of the Company annually since 1964.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     Reports will be laid before the Annual Meeting, including a letter from the Chairman of the Board and Chief Executive Officer which accompanies the financial statements of the Company and the Auditor's Report prepared by independent auditors. The Board of Directors does not contemplate and does not intend to present for consideration the taking of action by shareholders with respect to any reports to be laid before the Annual Meeting or with respect to the minutes of the Annual Meeting of Shareholders held on July 23, 1996, which will be read at the Annual Meeting on July 29, 1997, unless a motion to dispense with a reading is adopted.

     The Board of Directors of the Company is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

     The cost of solicitation of Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary to assure sufficient representation, officers and employees of the Company may in person or by telephone or telegram request the return of Proxies. The Company has also retained D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies for whose services the Company will pay a fee of $10,000, plus reimbursement of out-of-pocket expenses.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company's Secretary at the Company's principal executive offices not later than February 23, 1998, for inclusion in the Board of Directors' Proxy Statement and form of Proxy relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Securities and Exchange Commission.

     UPON THE RECEIPT OF A WRITTEN REQUEST FROM ANY SHAREHOLDER ENTITLED TO VOTE AT THE FORTHCOMING ANNUAL MEETING, THE COMPANY WILL MAIL, AT NO CHARGE TO THE SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-L UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS FROM BENEFICIAL OWNERS OF THE COMPANY'S VOTING SECURITIES MUST SET FORTH A GOOD-FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT SUCH ANNUAL MEETING. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO:

                     Mr. John V. Goodger
                     Vice President, Treasurer and Assistant Secretary Pioneer-Standard Electronics, Inc.
                     4800 East 131st Street
                     Cleveland, Ohio 44105

     You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

                                   By Order of the Board of Directors.

                                   WILLIAM A. PAPENBROCK
                                   Secretary

June 23, 1997

                                                                      APPENDIX A

                  PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE
                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                       PIONEER-STANDARD ELECTRONICS, INC.

     Article Fourth of the Amended Articles of Incorporation (which is the only portion of the Amended Articles of Incorporation affected by Proposal 3) shall be deleted and replaced by the following:

     "FOURTH: The authorized number of shares of the Corporation is Eighty-Five Million (85,000,000) shares, of which Eighty Million (80,000,000) shall be Common Shares, without par value, and Five Million (5,000,000) shall be Serial Preferred Shares, without par value.

                                 SUBDIVISION A

                PROVISIONS APPLICABLE TO SERIAL PREFERRED SHARES

     The Serial Preferred Shares may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series as adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

          (a) The distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

          (b) The annual dividend rate for the particular series, and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on shares of the particular series shall be cumulative;

          (c) The redemption price or prices, if any, for the particular series;

          (d) The right, if any, of the holders of a particular series to convert such shares into other classes of shares, and the terms and conditions of such conversions; and

          (e) The obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption or purchase account.

     All shares of any one series of Serial Preferred Shares shall be alike in every particular and all series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issuance of any series of the Serial Preferred Shares.

     In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, then before any distribution or payment shall have been made to the holders of the Common Shares, the holders of the Serial Preferred Shares of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount from the net assets of the Corporation equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issuance of such series, respectively. The remaining net assets of the Corporation shall be distributed solely among the holders of the Common Shares according to their respective shares.

     The holders of Serial Preferred Shares shall be entitled to one vote for each Serial Preferred Share upon all matters presented to the shareholders, and, except as otherwise provided by these Amended Articles of Incorporation or required by law, the holders of Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters. No adjustment of the voting rights of holders of Serial Preferred Shares shall be made in the event of an increase or decrease in the number of Common Shares authorized or issued or in the event of a stock split or combination of the Common Shares in the event of a stock dividend on any class of shares payable solely in Common Shares.

     The affirmative vote of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to adopt any amendment to the Amended Articles of Incorporation (but so far as the holders of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

           (i) changes issued Serial Preferred Shares of all series then outstanding into a lesser number of shares of the Corporation of the same class and series or into the same or a different number of shares of the Corporation of any other class or series; or

           (ii) changes the express terms of the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series thereof then outstanding; or

          (iii) authorizes shares of any class, or any security convertible into shares of any class, or authorizes the conversion of any security into shares of any class, ranking prior to the Serial Preferred Shares; or

           (iv) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series of Serial Preferred Shares then outstanding;

and the affirmative vote of the holders of at least two-thirds of the shares of each affected series of Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of each affected series of Serial Preferred Shares shall vote separately as a series, shall be necessary to adopt any amendment to the Amended Articles of Incorporation (but so far as the holders of each such series of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

           (i) changes issued Serial Preferred Shares of one or more but not all series then outstanding into a lesser number of shares of the Corporation of the same series or into the same or a different number of shares of the Corporation of any other class or series; or

           (ii) changes the express terms of any series of the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series thereof then outstanding; or

          (iii) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series of Serial Preferred Shares then outstanding.

     Whenever reference is made herein to shares "ranking prior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares; whenever reference is made to shares "on a parity with the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof (i) neither as to the payment of dividends nor as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares and (ii) either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation rank on an equality (except as to the amounts fixed therefor) with the rights of the holders of Serial Preferred Shares; and whenever reference is made to shares "ranking junior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof both as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of the Serial Preferred Shares.

                                 SUBDIVISION B

                     PROVISIONS APPLICABLE TO COMMON SHARES

     The Common Shares shall be subject to the express terms of the Serial Preferred Shares and of any series thereof. Each Common Share shall be equal to every other Common Share and the holders thereof shall have such rights as are provided by law and, except as otherwise provided herein or as required by law, shall be entitled to one vote for each share held by them upon all matters presented to shareholders."

                                     [MAP]

                            PIONEER-STANDARD ELECTRONICS, INC.

          PROXY      ANNUAL MEETING OF SHAREHOLDERS -- JULY 29, 1997

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              The undersigned hereby (i) appoints John V. Goodger and William A. Papenbrock, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Pioneer-Standard Electronics, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio, on Tuesday, July 29, 1997, at 11:00 a.m., Eastern Daylight Time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.

          1. Fix the number of Class B Directors at three (3).

          [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

          2. ELECTION OF DIRECTORS:

                [ ] FOR ALL NOMINEES LISTED BELOW               [ ] WITHHOLD AUTHORITY
                   (EXCEPT AS MARKED TO THE CONTRARY BELOW)        TO VOTE FOR ALL NOMINEES LISTED BELOW

                   Charles F. Christ, Arthur Rhein, Thomas C. Sullivan

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following
                        line)

          ----------------------------------------------------------------------

                           (PROXY -- Continued from other side)

          3. Approve an amendment to the Amended Articles of Incorporation to authorize a new class of 5,000,000 Serial Preferred Shares.

          [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

          4. In their discretion, to act on any other matter or matters which may properly come before the meeting.

                                                   Dated: , 1997

                                                   -----------------------------

                                                   -----------------------------

                                                   Your signature to this Proxy
                                                   form should be exactly the
                                                   same as the name imprinted
                                                   hereon. Persons signing as
                                                   executors, administrators,
                                                   trustees or in similar
                                                   capacities should so
                                                   indicate. For joint accounts,
                                                   the name of each joint owner
                                                   must be signed.

      Please date, sign and return promptly in the accompanying envelope.